Exhibit 99.1

NEWS RELEASE

Contact: Frank Hallowell, Chief Financial Officer
Autoscope Technologies Corporation Phone: 612.438.2363

FOR IMMEDIATE RELEASE

Autoscope Technologies Corporation Announces Financial Results and Dividend Declaration

Saint Paul, Minn., November 15, 2021 -- Autoscope Technologies Corporation (Nasdaq: AATC) today announced results for its quarter and nine months ended September 30, 2021 and that its Board of Directors has authorized and declared a quarterly cash dividend of $0.12 per share of its common stock.  The dividend is payable on November 29, 2021 to shareholders of record at the close of business on November 22, 2021.

Third Quarter 2021 Financial Summary

  Third quarter royalties were $2.5 million, an increase of 12 percent from the same period in the prior year.
  Third quarter product sales were $805,000, a decrease of 48 percent from the same period in the prior year.
  Operating expenses totaled $2.0 million in the third quarter of 2021, a decrease of 11 percent from the prior year period.
  Net income for the third quarter of 2021 totaled $613,000 compared to a net income of $659,000 for the same period in the prior year.
  The cash balance increased to $8.5 million at September 30, 2021, up from $8.4 million at the end of the second quarter of 2021.

2021 Year-to-Date Financial Summary

  Royalties for the first nine months of 2021 increased to $6.8 million compared to $6.5 million for the same period in the prior year.
  Product sales for the first nine months of 2021 were $3.3 million, a decrease of 13 percent from the same period in the prior year.
  Operating expenses totaled $5.9 million in the first nine months of 2021, a decrease of 21 percent from the prior year period.
  Capitalized software costs in the first nine months of 2021 were $178,000 compared to $22,000 in the prior year period.
  The Company recognized other income of $931,000 for the forgiveness of the Paycheck Protection Program loan principal and accrued interest during the first nine months of 2021, and there were no comparable items in the same period in 2020.
  Net income for the first nine months of 2021 totaled $2.5 million compared to net income of $698,000 for the same period in the prior year.
  The cash balance decreased to $8.5 million at September 30, 2021, down from $8.6 million when compared to the cash balance at December 31, 2020.

Exhibit 99.1

Third-Quarter Results:

Third quarter 2021 revenue for Autoscope Technologies Corporation ("ATC," the "Company," "us," "we," or "our"), which includes the results of Image Sensing Systems, Inc., a wholly owned subsidiary of ATC ("ISS"), was $3.3 million compared to $3.8 million in the third quarter of 2020. Revenue from royalties was $2.5 million in the third quarter of 2021 compared to $2.2 million the third quarter of 2020. Product sales decreased to $805,000 in the third quarter of 2021, a 48 percent decrease from $1.5 million in the third quarter of 2020. Autoscope video product sales and royalties were $210,000 and $2.5 million, respectively, and RTMS radar product sales were $595,000 in the third quarter of 2021.

Gross margin for the third quarter of 2021 was 82 percent, a 6 percentage point or 8 percent increase from a gross margin of 76 percent for the same period in 2020. Gross margin from royalties remained constant at 96 percent in the third quarter of 2021 compared to the third quarter of 2020. Product sales gross margin for the third quarter of 2021 was 40 percent compared to 49 percent in the prior year period. The increase in the gross margin percent was primarily the result of a higher portion of revenues from royalties compared to the third quarter of 2020.

The 2021 third quarter net income includes operating expenses of $2.0 million, an 11 percent decrease from the third quarter of 2020. The decrease in operating expenses is due to the decreased headcount in the third quarter of 2021 compared to the third quarter of 2020.  The Company's net income for the third quarter was $613,000, or $0.11 per diluted share, compared to net income of $659,000 or $0.12 per diluted share in the prior year period.

On a non-GAAP basis, excluding the amortization of intangible assets and depreciation for the applicable periods, operating income for the third quarter of 2021 was $941,000 compared to operating income of $886,000 in the prior year period.

“We are very pleased with progress made in the ISS royalty business during the last quarter, which was driven in part by the introduction of pedestrian detection within our Autoscope Vision product line earlier in the year,” said Andrew Berger, CEO of ATC.  “ISS third quarter product sales were negatively impacted by labor shortages in highway construction, which caused delays in sale of ISS’s radar products.  We expect labor shortages in the highway market to continue into the fourth quarter of 2021.  As a result, we adjusted ISS operating expenses to align with sales while continuing to invest in new products and services,” concluded Mr. Berger.

Exhibit 99.1

Year-to-Date Results:

ATC’s revenue for the first nine months of 2021 was $10.0 million, a 2 percent decrease from revenue of $10.3 million in the first nine months of 2020. Sales gross margin for the first nine months of 2021 remained constant at 79 percent compared to the prior year period. Revenue from royalties increased to $6.8 million in the first nine months of 2021 compared to $6.5 million in the same period in 2020. Product sales were $3.3 million in the first nine months of 2021, a 13 percent decrease from $3.8 million in the first nine months of 2020.

The first nine months of revenue for 2021 included Autoscope video product sales and royalties of $440,000 and $6.8 million, respectively, and RTMS radar product sales of $2.8 million. Product sales gross margin for the first nine months of 2021 was 44 percent, a 7 percentage point or 14 percent decrease compared to the same period in the prior year.  The decrease in product gross margin percent was primarily the result of a reduction in warranty reserve in the third quarter of 2020.

The Company’s net income for the first nine months of 2021 was $2.5 million, or $0.47 per diluted share, compared to a net income of $698,000, or $0.13 per diluted share, in the first nine months of 2020. The first nine months of 2021 net income includes operating expenses of $5.9 million, a 21 percent decrease from the same period in 2020. During the first nine months of 2021, the Company capitalized $178,000 of software development costs compared to $22,000 in the first nine months of 2020.  Other income of $931,000 was recorded during the first quarter of 2021 when the Company received forgiveness of the Paycheck Protection Program loan principal and accrued interest, and there were no comparable items in the first nine months of 2020.

On a non-GAAP basis, excluding intangible asset amortization and depreciation for the applicable periods, operating income for the first nine months of 2021 was $2.7 million compared to an operating income of $1.5 million in the first nine months of 2020.

"We continue to question everything in our business to ensure we build strong teams who produce winning products, while running a growing, efficient, and profitable operation to enable us to build an exceptional company and provide excellent results to stockholders," said Andrew Berger, CEO of ATC. "Although we experienced supply chain delays within our highway segment, which will continue in the near term, we expect the adoption rate of the RTMS Echo product to continue to accelerate.  We are working with our customers to overcome the supply chain delays in our highway market and returning to organic growth,” concluded Mr. Berger.

Exhibit 99.1

Non-GAAP Financial Measures:

We provide certain non-GAAP financial information as supplemental information to financial measures calculated and presented in accordance with GAAP (Generally Accepted Accounting Principles in the United States). This non-GAAP information excludes the impact of amortizing intangible assets and depreciation and may exclude other non-recurring items. Management believes that this presentation facilitates the comparison of our current operating results to historical operating results. Management uses this non-GAAP information to evaluate short-term and long-term operating trends in our core operations. Non-GAAP information is not prepared in accordance with GAAP and should not be considered a substitute for or an alternative to GAAP financial measures and may not be computed the same as similarly titled measures used by other companies.

About Autoscope Technologies Corporation

Autoscope Technologies Corporation is a global company dedicated to helping improve safety and efficiency for cities and highways by developing and delivering above-ground detection technology, applications and solutions. We give Intelligent Transportation Systems (ITS) professionals more precise and accurate information – including real-time reaction capabilities and in-depth analytics – to make more confident and proactive decisions. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

Safe Harbor Statement:  Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; the mix of and margins on the products we sell; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; adverse weather conditions in our markets; the impact of governmental laws, regulations, and orders, including as a result of the COVID-19 pandemic caused by the coronavirus; international presence; tariffs and other trade barriers; our success in integrating any acquisitions; potential disruptions to our supply chains (including disruptions caused by geopolitical events, military actions, work stoppages, nature disasters, or international health emergencies, such as the COVID-19 pandemic); and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2020 filed on March 11, 2021.

Exhibit 99.1

Autoscope Technologies Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per share information)

(unaudited)

	Three-Month Periods Ended September 30,		Nine-Month Periods Ended September 30,
	2021	2020	2021	2020
Revenue
Product sales	$805	$1,538	$3,273	$3,760
Royalties	2,467	2,212	6,766	6,536
	3,272	3,750	10,039	10,296
Cost of revenue	585	883	2,118	2,117
Gross profit	2,687	2,867	7,921	8,179

Operating expenses
Selling, general and administrative	1,334	1,422	4,216	4,894
Research and development	644	804	1,681	2,548
	1,978	2,226	5,897	7,442
Income from operations	709	641	2,024	737
Other income, net	-	-	925	-
Income from operations before income taxes	709	641	2,949	737
Income tax expense (benefit)	96	(18)	453	39
Net income	$613	$659	$2,496	$698

Basic net income per share	$0.11	$0.12	$0.47	$0.13
Diluted net income per share	$0.11	$0.12	$0.47	$0.13

Weighted shares - basic	5,349	5,306	5,338	5,290
Weighted shares - diluted	5,361	5,311	5,351	5,306

Exhibit 99.1

Autoscope Technologies Corporation

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$8,502	$8,605
Receivables, net	2,497	2,261
Inventories	1,485	770
Prepaid expenses and other current assets	567	480
	13,051	12,116
Property and equipment, net	192	303
Operating lease asset, net	111	136
Intangible assets, net	2,759	3,161
Deferred income taxes	5,222	5,708
	$21,335	$21,424
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$167	$547
Short-term debt	-	349
Warranty and other current liabilities	552	576
	719	1,472

Non-current liabilities
Operating lease obligation	1	8
Long-term debt	-	574
	1	582

Shareholders’ equity	20,615	19,370
	$21,335	$21,424

Exhibit 99.1

 Autoscope Technologies Corporation

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Nine-Month Periods Ended September 30,
	2021	2020
Operating activities
Net income	$2,496	$698

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	691	725
Stock option expense	164	168
Deferred income tax expense	486	-
Forgiveness income from PPP Loan	(931)	-
Loss on disposal of assets	1	5
Changes in operating assets and liabilities	(1,418)	(76)
Net cash provided by operating activities	1,489	1,520

Investing activities
Capitalized software development costs	(178)	(22)
Purchases of property and equipment	(8)	(112)
Net cash used for investing activities	(186)	(134)

Financing activities
Stock for tax withholding	(35)	(6)
Dividend distribution	(1,288)	-
Proceeds from exercise of stock options	8	-
Proceeds from PPP Loan	-	924
Net cash provided by (used for) financing activities	(1,315)	918

Effect of exchange rate changes on cash	(91)	48
Increase (decrease) in cash and cash equivalents	(103)	2,352

Cash and cash equivalents at beginning of period	8,605	5,118
Cash and cash equivalents at end of period	$8,502	$7,470

Exhibit 99.1

 Autoscope Technologies Corporation

Non-GAAP Income from Continuing Operations

(in thousands)

(unaudited)

We define non-GAAP income from operations as income from operations before amortization of intangible assets and depreciation for the applicable periods. Management believes non-GAAP income from operations is a useful indicator of our financial performance and our ability to generate cash flows from operations. Our definition of non-GAAP income from operations may not be comparable to similarly titled definitions used by other companies. The table below reconciles non-GAAP income from operations, which is a non-GAAP financial measure, to comparable GAAP financial measures:

	Three-Month Periods Ended September 30,		Nine-Month Periods Ended September 30,
	2021	2020	2021	2020
Income from operations	$709	$641	$2,024	$737
Amortization of intangible assets	200	187	579	549
Depreciation	32	58	112	176
Non-GAAP income from operations	$941	$886	$2,715	$1,462

Note – Our calculation of non-GAAP income from operations is considered a non-GAAP financial measure and is not in accordance with, or preferable to, “as reported”, or GAAP financial data.  However, we are providing this information, as we believe it facilitates analysis of the Company’s financial performance by investors and financial analysts.